Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8, File Numbers 333-91067, 33-10937, and 333-114854) pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005 of our report dated June 12, 2007, with respect to the financial statements and schedule of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005 included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Dallas, Texas
June 12, 2007

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